Exhibit 9

Appendix 3Y
Change of Director’s Interest Notice

Rule 3.19A.2

Appendix 3Y

Change of Director’s Interest Notice

Information or documents not available now must be given to ASX as soon as available. Information and documents given to ASX become ASX’s property and may be made public.

Introduced 30/9/2001.

Name of entity	Rinker Group Limited

BN	53 003 433 118

We (the entity) give ASX the following information under listing rule 3.19A.2 and as agent for the director for the purposes of section 205G of the Corporations Act.

Name of Director	John Lindsay Arthur

Date of last notice	21 September 2006

Part 1 - Change of director’s relevant interests in securities
In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Note: In the case of a company, interests which come within paragraph (i) of the definition of “notifiable interest of a director” should be disclosed in this part.

Direct or indirect interest	Indirect

Nature of indirect interest	Mr Arthur’s interest in the shares is under
(including registered holder)	the Rinker Group Ltd Employee Share
Note: Provide details of the circumstances giving rise to the relevant interest.	Acquisition Plan (“ESAP”). The shares are held by the trustee of ESAP

Date of change	17 October 2006 (US time)

No. of securities held prior to change

15,663 held personally (direct interest)*; 2,000 held by Arthur Beneficiary Pty Ltd, a company owned and controlled by Mr Arthur (indirect interest)*
28,991 held under ESAP (indirect interest)

*unchanged

Class	Ordinary

Number acquired	888

Number disposed	—

Value/Consideration	$12,964.80
Note: If consideration is non-cash, provide details and estimated valuation

+ See chapter 19 for defined terms.

11/3/2002

No. of securities held after change	Held personally: 15,663*
Held by Arthur Beneficiary Pty Ltd: 2,000* Held under ESAP: 29,879

* unchanged

Nature of change Example: on-market trade, off-market trade, exercise of options, issue of securities under dividend reinvestment plan, participation in buy-back	On market purchase by trustee under ESAP.

Part 2 - Change of director’s interests in contracts

Note: In the case of a company, interests which come within paragraph (ii) of the definition of “notifiable interest of a director” should be disclosed in this part.

Detail of contract	n/a

Nature of interest	—

Name of registered holder (if issued securities)	—

Date of change	—

No. and class of securities to—which interest related prior to change Note: Details are only required for a contract in relation to which the interest has changed	—

Interest acquired	—

Interest disposed	—

Value/Consideration Note: If consideration is non-cash, provide details and an estimated valuation	—

Interest after change	—

+ See chapter 19 for defined terms.